Exhibit 99.1

Heritage Commerce Corp and Heritage Bank of Commerce Announce

Appointment of New Chief Operating Officer Thomas A. Sa

San Jose, California – October 2, 2024 — Heritage Commerce Corp (NASDAQ: HTBK) (“Company”), parent company of Heritage Bank of Commerce (“Bank”), today announced the appointment of Thomas A. Sa as the Chief Operating Officer (“COO”) of the Company and the Bank. As COO, Mr. Sa will report directly to Chief Executive Officer (“CEO”) Robertson “Clay” Jones and will have primary responsibility for banking operations, risk management, and information technology systems. Mr. Sa had previously served as President, Chief Operating Officer and Chief Financial Officer of California BanCorp and its subsidiary, California Bank of Commerce, which merged with Southern California Bancorp in July 2024. Mr. Sa has more than thirty years’ experience in a variety of increasingly responsible positions in California-based community and regional banks.

“We are delighted to have Tom bring his immense talent and experience to Heritage Commerce Corp and Heritage Bank of Commerce,” said CEO Clay Jones. “We’re confident that Tom will play a pivotal role in our drive to be the community business bank of choice throughout our market areas. His personality and dedication to community business banking and demonstrated leadership ability position him well to lead our talented, motivated team.”

Mr. Jones continued, “Tom’s diverse experience includes guiding strategy and oversight of business execution in addition to extensive knowledge of bank operations, lending, risk management, compliance, and finance, and we are confident that his skillset will allow us to continue our trend of consistent, profitable growth while managing today’s challenging environment.”

Mr. Sa likewise expressed his enthusiasm for the Company and the Bank. “It’s rare to find such a tremendous blend of talent and commitment among such a small, close-knit team,” said Mr. Sa. “I’m looking forward to joining the Company and the Bank and I’m confident we are well-positioned to grow and improve investor returns, prudently manage the Bank’s assets, and promote compliance with an ever more complex system of laws and regulations that govern our business.”

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Oakland, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Member FDIC

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct: (408) 494-4542

Debbie.Reuter@herbank.com